Exhibit 23.4

September 13, 2024

CONSENT OF KANTAR MEDIA

The undersigned hereby consents to the inclusion in this Registration Statement on Form F-3 of Manchester United plc (the “Company”), including any amendment thereto, any related prospectus and any related prospectus supplement (the “Registration Statement”), of information contained in the Company’s Annual Report on Form 20-F for the year ended June 30, 2024 derived from our survey titled “Manchester United Global Fan Base Research (2019 Final)” and to references to our firm in the form and context in which they appear in the Registration Statement.

Very truly yours,

KANTAR MEDIA

By:	/s/ Trevor Vagg
	Name:	Trevor Vagg
	Title:	Director, Insight